OPINION OF COUNSEL
Re:  Rule 24f-2 Notice for The Travelers Fund ABD II for
Variable Annuities; File No.33-65339

To Whom It May Concern:

	With regard to the Rule 24f-2 Notice filed by The Travelers Fund ABD II for Variable
Annuities covering variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The  Travelers  Life  and  Annuity Company
	is  duly organized and  existing under   the laws of   the
	State   of Connecticut and has been duly authorized to  do
	business  and to  issue  variable annuity   contracts  by
	the Insurance Commissioner of the State  of Connecticut.

	2.The  Travelers  Fund  ABD  II  for Variable
	Annuities is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable  annuity  contracts
	issued are valid, legal and binding obligations of The Travelers Life and Annuity Company; the securities are legally issued, fully paid and nonassessable.

	4.Assets of The Travelers Fund ABD II for Variable Annuities are not chargeable with liabilities arising out of any other business which The Travelers Life and Annuity Company may conduct.

/s/ Kathleen A. McGah
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Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated: February 26, 1998